Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S R E L E A S E
Denbury Resources Hosts Conferences
Provides Operational Update
News Release
Released at 7:30 AM CDT
     DALLAS — April 7, 2009 — Denbury Resources Inc. (NYSE symbol: DNR), announced today that the Company will be hosting three identical conferences for analysts and asset managers, with the first being held today in Dallas at 2:00 PM, the second in New York on April 14th and the final conference in Boston on April 15th. Several of the Company’s senior management will present and provide operational and financial updates. The Dallas presentations will be webcast today from approximately 2:00 p.m. CDT to approximately 4:00 p.m. CDT, available from Denbury’s website at www.denbury.com and also available for replay for approximately 30 days following the conference. The slide presentation that will be used at the conferences is also available on Denbury’s website and includes updated operational and comparative financial data, updated information about anthropogenic sources of CO2, and an in-depth review of the Company’s significant properties. To date, over 100 analysts and selected asset managers have signed up for the conferences. Registration is ongoing. For additional information, please contact Laurie Burkes at 972-673-2166 or laurie@denbury.com.
     Based on preliminary production reports, the Company estimates that its first quarter 2009 oil production from tertiary operations averaged approximately 22,583 Bbls/d, a 3% sequential increase over the 21,874 Bbls/d of tertiary production in the fourth quarter of 2008 and a 32% increase over the 17,156 Bbls/d of such production during the first quarter of 2008. The Company’s estimated first quarter 2009 tertiary production is generally in-line with the Company’s annual average tertiary production forecast of 24,500 Bbls/d, and while the Company’s total production numbers for the first quarter are not yet available, they too are expected to be in-line with the Company’s prior estimates. During the first quarter of 2009, the Company had initial production response from its tertiary flood at Cranfield Field (Phase IV), and continued improved production response from most of its other floods. More detail will be provided at the analyst meetings.
     The Company will release its first quarter results on Tuesday, May 5th.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, along with significant operating acreage in the Barnett Shale play near Fort Worth, Texas, and also holds properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com